Execution Version
Exhibit 2.1
SHARE PURCHASE AGREEMENT
June 22, 2006
Shinko Electric Co., Ltd.
Asyst Technologies, Inc.
Asyst Japan Inc.
Note: Portions of this document, indicated by [*] have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

TABLE OF CONTENTS

1.	INTERPRETATION	2

2.	AGREEMENT ON SALE AND PURCHASE OF SHARES	8

3.	PURCHASE PRICE	8

4.	CLOSING	9

5.	OBLIGATIONS OF PARTIES BEFORE AND AFTER CLOSING	11

6.	SELLER’S REPRESENTATIONS AND WARRANTIES	12

7.	PURCHASER’S REPRESENTATIONS AND WARRANTIES	15

8.	CONDITIONS PRECEDENT	17

9.	RESTRAINT	18

10.	CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS	19

11.	INDEMNITY	21

12.	SELLER’S RIGHTS REGARDING REMAINING SHARES; SUBSEQUENT SALE OF SHARES	28

13.	TERMINATION OF AGREEMENT	31

14.	GENERAL PROVISIONS	33

Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.
  i

SHARE PURCHASE AGREEMENT (“Agreement”)
EFFECTIVE DATE: June 22, 2006
PARTIES
Shinko Electric Co., Ltd., a corporation organized and existing under the laws of Japan and having its registered office at Shiba NBF Tower, 1-30 Shiba-Daimon 1-chome, Minato-ku, Tokyo, Japan (the “Seller”)
Asyst Technologies, Inc., a corporation organized and existing under the laws of California, with its primary business address at 46897 Bayside Parkway, Fremont, California, 94538, U.S.A. (“ATI”)
Asyst Japan Inc., a corporation organized and existing under the laws of Japan and having its registered office at Kaneko Dai-2 Building, 7th Floor, 6-23 Shin-Yokohama 2-chome, Kohoku-ku, Yokohama, Kanagawa, Japan (“AJI” and, together with ATI, collectively, the “Purchaser”)
RECITALS
A.	The Seller and AJI entered into a Share Purchase Agreement dated as of the 24th day of May 2002, pursuant to which, on October 16, 2002 (the “JV Formation Date”), AJI purchased (the “Original Acquisition Transaction”) from the Seller 51% of the shares of the Seller’s then wholly-owned subsidiary, Asyst Shinko, Inc. (the “Company”).

B.	In connection with the Original Acquisition Transaction, the Seller, the Company, AJI and certain affiliated entities entered into the agreements identified on Schedule A with regard to the ongoing operation of the Company (collectively, the “JV Documents”).

C.	The Seller and the Purchaser desire (i) to sell and purchase, respectively, all of the Seller’s right, title and interest in all of the remaining shares of the Company owned by the Seller (the “Shares”) in a two-step transaction subject to the terms and conditions of this Agreement, (ii) for the Seller and ATI to enter into the Intellectual Property License Agreement (the “IPLA”) and the Parts Supply Agreement simultaneously with the signing of this Agreement and (iii) to enter into certain new agreements and cancel, amend, or amend and/or restate certain JV Documents to reflect the ongoing agreements among the Seller, ATI, AJI and the Company, all as more particularly set forth herein, in the IPLA and in the other identified Ancillary Agreements (collectively, the “Transaction”).
NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

1.	INTERPRETATION

1.1	Definitions

For the purposes of this Agreement:

“Action” means any cause, claim, action, dispute, suit, arbitration, inquiry, proceeding or investigation submitted or asserted by, to or before any judicial or dispute resolution forum or modality, or Governmental Authority.

“Agreement” has the meaning given to it in the preamble and includes the schedules attached hereto.

“AJI” has the meaning given to it in the preamble to this Agreement.

“Ancillary Agreements” means the agreements which the Purchaser and the Seller have agreed are necessary and/or desirable for the ongoing operation of the Company as specifically set forth below:
(a)	Restated Parts Supply Agreement;

(b)	IPLA;

(c)	Lease Agreements covering the Company’s continuing use of the Seller’s facilities (including the Leased Plant and Equipment);

(d)	Lease Agreements for Employee Housing;

(e)	Utilities Agreement for the Leased Plant and Equipment between the Company and the Seller;

(f)	Manufacturing Entrustment Agreement; and

(g)	Master Agreement on Mutual Entrustment of Services.
“Applicable Law” means, as to any Person, any legislation (including subordinate legislation), rule, regulation (including, without limitation, any rule, regulation or policy statement of any organized securities exchange, market or automated quotation system on which any Person’s securities are listed or quoted), treaty, judgment, decision, order or guidance of any administrative agency and other similar matters thereto, irrespective of its place of establishment, that is applicable to or binding upon such Person or any of its properties.
“ATI” has the meaning given to it in the preamble to this Agreement.
“[*]” has the meaning given to it in Section 11.3(b).
“[*]” has the meaning given to it in Section 11.3(b).
“Authorization” means an authorization, consent, acceptance, permission, approval or other similar matter thereto (including any renewal or amendment) necessary for
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

any Person to conduct matters concerned irrespective of the nature of the entity giving such authorization, etc.
“Brand Name Memorandum of Understanding” means the Memorandum of Understanding (oboegaki) amending and extending the trademark license agreement between the Company and Kobe Steel regarding the brand name “SHINKO” in form acceptable to the parties.
“Business” means the business of the Company as of the Effective Date, including, without limitation, the design, manufacture, distribution, installation and marketing of conveyance systems used in connection with the manufacturing of semiconductors and flat panel displays (including, without limitation, automated material handling systems (AMHS), automated guide vehicles (AGV), overhead transport systems (OTS/OHS), conveyors, stockers, sorters and mobile storage units).
“Business Day” means a day that is not a Saturday, Sunday or public holiday in Japan.
“Claim” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.
“Closing” has the meaning given to it in Section 4.1.
“Closing Date” means July 14, 2006 being the date on which the Closing is to be made or such other date which is agreed in writing by the parties.
“Code” means the Japanese Corporate Tax Law.
“Company” means “Asyst Shinko, Inc.” with its registered office at Shiba NBF Tower, 1-30 Shiba-Daimon 1-chome, Minato-ku, Tokyo, Japan, as referred to in Recital A.
“Confidential Information” has the meaning given to it in Section 10.1.
“Corporate Separation Date” means October 1, 2002, the date on which the Company was legally separated from the Seller.
“Damages” has the meaning given to it in Section 11.2.
“Deductible Amount” has the meaning given to it in Section 11.6(a).
“Disclosing Party” has the meaning given to it in Section 10.1.
“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the Closing Date, delivered by the Seller to the Purchaser in connection with this Agreement.
“Effective Date” means the execution date of this Agreement indicated in the preamble.
“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license,
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Force Majeure Event” means the occurrence of an event or circumstance beyond the control of the parties hereto, including, without limitation, earthquakes, explosions, catastrophic weather conditions or other acts of God, acts of war, acts of terrorism, etc.; provided, however, that the party asserting such Force Majeure Event is without fault in causing or failing to prevent such occurrence and such occurrence can not be circumvented by such party’s reasonable precautions.
“FY 2006” means the Company’s fiscal year 2006 which is the period from April 1, 2005 to March 31, 2006.
“FY 2006 Dividend” has the meaning given to it in Section 5.3.
“FY 2006 Interim Dividend” means the interim dividend declared by the Company’s board of directors on November 30, 2005 and paid by the Company to the Seller on December 20, 2005, based upon the Company’s operating results for the first half of FY 2006.
“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means any chemical, material, mineral, substance or waste (whether in solid, liquid or gaseous form) that are generally known to be injurious to human health.
“Indemnified Party” has the meaning given to it in Section 11.5(a).
“Indemnifying Party” has the meaning given to it in Section 11.5(a).
“Indemnity Cap” has the meaning given to it in Section 11.6(a).
“Initial Indemnity Period” has the meaning given to it in Section 11.6(b).
“Initial Purchase Price” has the meaning given to it in Section 3.1.
“Initial Shares” has the meaning given to it in Section 2.1.
“IPLA” has the meaning given to it in Recital C.
“Japan GAAP” means generally accepted accounting principles and practices in Japan in effect from time to time applied consistently throughout the periods involved.
“JV Documents” has the meaning given to it in Recital B.
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

“JV Formation Date” has the meaning given to it in Recital A.
“Key Directors” means each of [*] and [*].
“Key Employees” means each of the employees listed on Schedule B.
“Kobe Steel” means Kobe Steel Ltd. (“Kabushiki Kaisha Kobe Seikosho” in Japanese), a corporation organized and existing under the laws of Japan and having its principal registered office at Shinko Building, 10-26, Wakinohamacho 2-chome, Chuo-ku, Kobe, Hyogo, Japan and beneficially holding approximately 20% of the Seller’s shares as of February 28, 2006.
“Leased Real Property” means land (if any), buildings and the fixtures thereon, and the premises on which such buildings and the fixtures thereon are established, currently owned or leased by the Seller and leased or subleased at any time to the Company or a Subsidiary and used by the Company, a Subsidiary or any of their employees in the Business.
“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.
“Loss” means all Liabilities, losses, diminution in value, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ reasonable fees and expenses) actually suffered or incurred.
“Original Acquisition Transaction” has the meaning given to it in Recital A.
“Original Shareholders Agreement” has the meaning given to it in Section 6.2(a).
“Permitted Purpose” has the meaning given to it in Section 10.2(a).
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.
“Purchase Price Bank Account” means Account Number [*] at [*].
“Purchaser” has the meaning given to it in the preamble of this Agreement.
“Purchaser Indemnitees” has the meaning given to it in Section 11.2.
“Purchaser Material Adverse Effect” means any circumstance, change in or effect on the Company that, individually or in the aggregate with all other circumstances, changes in or effects on the Company: (a) is or is reasonably likely to be materially adverse to the business, operations, assets or Liabilities, employee relationships, customer or supplier relationships, prospects, results of operations or the condition (financial or otherwise) of the Company or (b) is reasonably likely to materially and adversely affect the ability of the Company to operate or conduct the Business in the manner in which it is currently or contemplated to be operated or conducted by the Company, except any such effect resulting from or arising in connection with changes
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

or conditions affecting the industry generally or changes in economic, regulatory or political conditions generally.
“Purchaser-Related Company” means any wholly or majority owned subsidiary or related company (“subsidiary” (kogaisha) and “related company” (kanren-gaisha), as defined in the Regulations Concerning Terminology, Form and Method of Preparation of Financial Statements, etc. (Ministry of Finance Ordinance No. 59, 1963)) of the Purchaser, including any Subsidiary.
“Purchaser’s Remaining Shares Closing Conditions” has the meaning given to it in Section 12.4.
“Receiving Party” has the meaning given to it in Section 10.1.
“Remaining Shares” has the meaning given to it in Section 2.2.
“Remaining Shares Closing Conditions” has the meaning given to it in Section 12.4.
“Remaining Shares Letter of Credit” means a letter of credit to be issued by a bank reasonably acceptable to the Seller which guarantees to the Seller the payment of the Remaining Shares Purchase Price upon the consummation of the sale of the Remaining Shares from the Seller to AJI in accordance with the provisions of Sections 12.4 and/or 12.5, which letter of credit shall remain outstanding for as long as the Seller continues to own the Remaining Shares and shall be subject to the condition that the Seller provides thirty (30) days advance written notice to the Purchaser before the Seller may execute its rights or request payment thereunder.
“Remaining Shares Purchase Price” shall have the meaning given to it in Section 2.2.
“Restraint Period” means the period from the Closing Date to the [*] of the date on which the Seller sells all of the Remaining Shares to AJI (or its designee).
“Seller” has the meaning given to it in the preamble of this Agreement.
“Seller Indemnitees” has the meaning given to it in Section 11.4.
“Seller Material Adverse Effect” means any circumstance, change in or effect on the Seller that, individually or in the aggregate with all other circumstances, changes in or effects on the Seller, is or is reasonably likely to be materially adverse to the business, operations, assets or Liabilities, prospects, results of operations or the condition (financial or otherwise) of the Seller, except any such effect resulting from or arising in connection with changes or conditions affecting the industry generally or changes in economic, regulatory or political conditions generally.
“Seller-Related Company” means any subsidiary or related company (“subsidiary” (kogaisha) and “related company” (kanren-gaisha) as defined in the Regulations Concerning Terminology, Form and Method of Preparation of Financial Statements, etc. (Ministry of Finance Ordinance No. 59, 1963)) of the Seller including any Seller Subsidiary (but expressly excluding therefrom Kobe Steel).
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

“Seller-Related Liabilities Schedule” has the meaning given to it in Section 5.2.

“Seller Subsidiary” means Shinden Shoji, Ltd., Seltechno Co., Ltd., I C S Co., Ltd., and Shinden Engineering Co., Ltd.

“Seller’s Remaining Shares Closing Conditions” has the meaning given to it in Section 12.4.

“Shares” means the 4,851 shares of the Company held by the Seller, representing as of the Closing Date 49% of the total outstanding shares in the Company, to be sold to the Purchaser by the Seller as part of this Transaction, as referred to in Recital C.

“Subsidiary” means Asyst Shinko Taiwan, Inc., Asyst Shinko Korea, Inc., Asyst Trading (Shanghai) Co., Ltd., Asyst Shinko America, Inc., and Asyst Shinko Ireland Limited.

“Tax” means a tax, levy, rate, duty, fee, royalty, charge, additional tax, deduction or withholding imposed by law or by a Governmental Authority, together with any related interest, surcharge or other charge.

“Third Party Claim” has the meaning given to it in Section 11.5(b).

“Transaction” has the meaning given to it in Recital C.

“Transferred/Licensed IP” has the meaning given to it in Section 11.10.

1.2 Rules for Interpreting This Agreement

In this Agreement, except to the extent otherwise specifically provided or that the context specifically otherwise requires:
(a)	When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)	The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement;

(c)	Whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)	The words “hereof”, “herein”, and “hereunder”, and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)	All terms defined in this Agreement also have the defined meanings when used in the Ancillary Agreements, in any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein;

(f)	The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(g)	Any law defined or referred to herein or in any agreement or instrument that is referred to herein means such law or statute as from time to time may be amended, modified or supplemented, including by succession of comparable successor laws;

(h)	References to a Person are also to its successors, affiliates and permitted assigns; and

(i)	The use of “or” is not intended to be exclusive unless expressly indicated otherwise.
1.3	Business Days

If the day on or by which a Person must do something under this Agreement is not a Business Day, the person must do it on or by the next Business Day.

2.	AGREEMENT ON SALE AND PURCHASE OF SHARES

2.1	Initial Purchase and Sale

Upon the terms and subject to the conditions of this Agreement, at the Closing the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to AJI 4,366 shares of the Company held by the Seller, representing 44.1% of the outstanding share capital of the Company (the “Initial Shares”) and enter into the IPLA, the Restated Parts Supply Agreement, Lease Agreements, Utility Agreement, and the other identified Ancillary Agreements, and the Purchaser shall pay to the Seller the Initial Purchase Price.

2.2	Subsequent Purchase and Sale

Upon the terms and subject to the conditions of this Agreement, the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to AJI (or its designee), all of its remaining 485 shares of the Company, representing 4.9% of the outstanding share capital of the Company, or equivalent share capital of any successor entity (the “Remaining Shares”), and the Purchaser shall purchase the Remaining Shares for the fixed amount of JPY 1.3 billion subject to the terms and provisions of this Agreement (the “Remaining Shares Purchase Price”). The Purchaser shall deduct from the Remaining Shares Purchase Price when paid any amounts required to be withheld and deducted under the Code or other applicable tax law. Any amounts so deducted shall be remitted by the Purchaser to the appropriate Governmental Authority on a timely basis and written notice thereof shall be given to the Seller.

3.	PURCHASE PRICE

3.1	Initial Purchase Price Payable on Closing

The purchase price payable by the Purchaser to the Seller at the Closing for the Initial Shares and for the Seller’s agreement to enter into the Ancillary Agreements shall be the fixed amount of JPY 11.7 billion (the “Initial Purchase Price”). The Purchaser shall deduct from the Initial Purchase Price when paid any amounts required to be
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

withheld and deducted under the Code or other applicable tax law. Any amounts so deducted shall be remitted by the Purchaser to the appropriate Governmental Authority on a timely basis and written notice thereof shall be given to the Seller.

4.	CLOSING

4.1	Time and Place of Closing

Subject to the terms and conditions of this Agreement, the sale and purchase of the Initial Shares and the consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Baker & McKenzie GJBJ Tokyo Aoyama Aoki Law Office, The Prudential Tower, 11F, 13-10, Nagatacho 2-chome, Chiyoda-ku, Tokyo 100-0014, Japan at 10:00 a.m. Japan time on the Closing Date.

4.2	Obligations of Seller to Deliver Documents at Closing

At Closing, the Seller shall deliver or cause to be delivered to the Purchaser:
(a)	Stock certificates evidencing the Initial Shares;

(b)	Any other documents which are necessary to vest full legal and beneficial ownership of the Initial Shares in AJI (if any);

(c)	Executed counterparts of each Ancillary Agreement to which the Seller is a party;

(d)	A counterpart of the Brand Name Memorandum of Understanding executed by Kobe Steel;

(e)	A true and complete copy, certified by the representative director of the Seller, of the resolutions duly and validly adopted by the board of directors of the Seller, evidencing their approval of this Transaction and authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(f)	Certified copies of the minutes of the board of directors of the Company approving the transfer of the Initial Shares hereunder;

(g)	The latest certificate of commercial registration of the Seller showing the names of the directors of the Seller authorized to sign this Agreement and the Ancillary Agreements to which the Seller is a party and the other documents to be delivered hereunder and thereunder;

(h)	A copy of the written resignation of [*] from his position as a director of the Company, which resignation must acknowledge that it takes effect without any entitlement to compensation (for loss of office or otherwise) as a result; and

(i)	A certificate signed by a representative director of the Seller, dated the Closing Date, which certifies that each of the representations and warranties made by the Seller in this Agreement was true and correct when made and is
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty is specifically provided only as of an earlier date, in which case the certification will be that each such representation and warranty was true and correct as of such earlier date).
4.3	Other Obligations of Seller at Closing

The Seller shall deliver or cause to be delivered such other documents and shall take or cause to be taken such other actions necessary to complete the Transaction as reasonably requested by the Purchaser.

4.4	Payment Obligation of Purchaser at Closing

The Purchaser shall pay the entire Initial Purchase Price by wire transfers in immediately available funds in Japanese yen, to the Purchase Price Bank Account.

4.5	Obligations of Purchaser to Deliver Documents at Closing

At the Closing, the Purchaser shall deliver to the Seller:
(a)	Executed counterparts of each of the Ancillary Agreements to which the Company, AJI or ATI is a party;

(b)	A counterpart of the Brand Name Memorandum of Understanding executed by the Company;

(c)	A true and complete copy, certified by the representative director of AJI, of the resolutions duly and validly adopted by the board of directors of AJI and, as applicable, the stockholders of AJI, evidencing their approval of this Transaction and authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(d)	A true and complete copy, certified by a qualified officer of ATI, of the resolutions duly and validly adopted by the board of directors of ATI evidencing the board of directors’ approval of this Transaction and authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(e)	A certificate signed by a representative director of AJI, dated the Closing Date, which certifies that each of the representations and warranties made by AJI in this Agreement was true and correct when made and is true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty is specifically provided only as of an earlier date, in which case the certification will be that each such representation and warranty was true and correct as of such earlier date);
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(f)	A certificate signed by a qualified officer of ATI, dated the Closing Date, which certifies (i) that each of the representations and warranties made by ATI in this Agreement was true and correct when made and is true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty is specifically provided only as of an earlier date, in which case the certification will be that each such representation and warranty was true and correct as of such earlier date) and (ii) as to the authority of the officers executing this Agreement, the Ancillary Agreements to which ATI is a party and other documents to be delivered by ATI hereunder and thereunder;

(g)	The latest certificate of the commercial registration of AJI showing the names of the directors of AJI authorized to sign this Agreement and the Ancillary Agreements to which AJI is a party and the other documents to be delivered hereunder and thereunder;

(h)	Evidence that the wire transfer of the Initial Purchase Price has been effectively completed; and

(i)	The Remaining Shares Letter of Credit in form and substance reasonably satisfactory to the Seller.
4.6	Other Obligations of Purchaser at Closing

The Purchaser shall deliver or cause to be delivered such other documents and shall take or cause to be taken such other actions necessary to complete the Transaction as reasonably requested by the Seller.

5.	OBLIGATIONS OF PARTIES BEFORE AND AFTER CLOSING

5.1	Ensuring Satisfaction of Closing Conditions
(a)	Each party shall use its commercially reasonable efforts to satisfy or cause any third party to satisfy each condition listed in Article 8 not later than the Closing Date.

(b)	Each party shall promptly notify the other party in writing if there occurs any event that causes or is likely to cause any of the conditions listed in Article 8 to fail to be satisfied by the Closing Date (as the case may be).
5.2	Seller-Related Liabilities Schedule

As soon as reasonably practicable, but in any event no later than 90 days after the Closing Date, the Seller, with the assistance and cooperation of the Company and the Purchaser, shall prepare a schedule of liabilities of the Company to the Seller or any Seller Subsidiary existing as of the Closing Date (the “Seller-Related Liabilities Schedule”).

5.3	FY 2006 Dividend
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

The Company shall pay a dividend (the “FY 2006 Dividend”) to the Seller based on the FY 2006 audited financial results of operations. The FY 2006 Dividend shall be calculated based upon fifty percent (50%) of the audited after-tax net income of the Company for its FY 2006 results of operations in accordance with Japan GAAP, and the FY 2006 Dividend payable to the Seller shall reflect a 49% ownership interest in the Company and shall be subject to the withholding of any amounts required to be withheld or deducted under the Code or other applicable tax law. The Company and the Seller each acknowledge and agree that the amount of the FY 2006 Interim Dividend shall automatically (and without further action of the Company, its board of directors or shareholders) be deemed applied and credited toward the payment to the Seller of the FY 2006 Dividend.

5.4	Necessary Assets

To the extent there are assets (whether fixtures, equipment, vehicles, machinery or other tangible property (whether personal, real or mixed)), that are currently used by the Company in the operation or conduct of the Business, which assets are owned, maintained or held by the Seller (including assets held or whose right to use is confirmed to the Seller by contract or license), then the Seller shall confirm and license in writing to the Company at the Closing, the right to use such assets or rights to the same extent currently used by the Company (consistent with and for the term of the respective Ancillary Agreement).

5.5	Approval of Transfer of the Shares

The parties hereto shall, prior to the Closing Date, cause the Company to pass a resolution approving transfer of the Initial Shares from the Seller to AJI hereunder at a meeting of the board of directors duly convened, and such other actions necessary to give effect to the Transaction.

5.6	Further Action

The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under Applicable Law, and to execute and deliver such documents and other papers or instruments, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements to which it is a party and consummate and make effective the transactions contemplated hereby and thereby.

6.	SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants to the Purchaser that the following facts and statements are true and correct as of the date hereof; provided, however, that any facts or statements, which the Seller represented and warranted as true and correct in the JV Documents, shall not be deemed repeated or revived, but shall be excluded from the representations and warranties in this Article 6:

6.1	Organization, Authority and Qualification of Seller; Solvency
(a)	The Seller is a corporation duly incorporated and validly existing under the Applicable Law of Japan.
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(b)	The Seller has full legal capacity:
(i)	to own its property and assets and to carry on its business; and

(ii)	to enter into this Agreement and each Ancillary Agreement and to carry out the transactions contemplated herein and therein.
(c)	All corporate action that is necessary for the Authorization of the Seller’s entry into this Agreement and each Ancillary Agreement and its carrying out the transactions contemplated hereby and thereby has been completed.

(d)	The Seller holds each Authorization that is necessary to:
(i)	execute this Agreement and each Ancillary Agreement and to carry out the transactions contemplated herein and therein; and

(ii)	ensure that this Agreement and each Ancillary Agreement are legal, valid and binding, and the Seller is complying with any conditions to which any of these Authorizations is subject.
(e)	This Agreement and each Ancillary Agreement constitutes the Seller’s legal, valid and binding obligations, and is enforceable against it in accordance with its terms hereof and thereof (except to the extent limited by the Applicable Law or provisions affecting creditors’ rights generally).

(f)	Neither the Seller’s execution of this Agreement and each Ancillary Agreement nor the carrying out by it of the transactions contemplated herein and therein, does or will:
(i)	contravene any Applicable Law which is applicable to it or any of its property;

(ii)	contravene any Authorization;

(iii)	contravene any undertaking or instrument binding on it or any of its property; or

(iv)	contravene its articles of association.
(g)	The Seller is solvent and is not subject to any insolvency proceedings in relation to liquidation, the Bankruptcy Law of Japan, the Civil Rehabilitation Law of Japan or the Corporate Reorganization Law of Japan or other Applicable Laws, and to its knowledge, no such proceedings are threatened against it.

(h)	There are no orders relating to compulsory execution against the Seller existing as of the date of this Agreement, and there is no threat to issue any order relating to compulsory execution, which do or may materially and adversely affect any of the transactions contemplated in this Agreement after the execution date hereof.
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

6.2	Ownership of Shares
(a)	As of the date hereof, the Shares consist of 4,851 shares of common stock, all of which are validly issued, fully paid and nonassessable. None of the Shares was issued in violation of any preemptive rights. Except as set forth in that certain Shareholders Agreement between the Seller and AJI, dated as of May 24, 2002 (the “Original Shareholders Agreement”), there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating the Seller to sell any Shares, or any other interest in the Company.

(b)	The Shares are owned of record and beneficially by the Seller free and clear of all Encumbrances. The Seller has full power and authority to transfer full legal and beneficial ownership of the Initial Shares to AJI at Closing and upon consummation of the transactions contemplated by this Agreement and registration of the Initial Shares in the name of AJI in the stock records of the Company, AJI, assuming it shall have purchased the Initial Shares for value in good faith and without notice of any adverse claim, will own the Initial Shares free and clear of all Encumbrances. Except as set forth in the Original Shareholders Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.
6.3	Leased Real Property
(a)	Since the JV Formation Date, no material development, alteration or building work (excluding any material development, alteration or building work carried out by the Company) has been carried out at any Leased Real Property without all Authorizations required in accordance with Applicable Law.

(b)	Since the JV Formation Date, the Seller has performed and complied with every applicable instrument, agreement, law and Authorization affecting any of the Leased Real Property in all material respects.

(c)	There are no outstanding orders or notices or proposals, including from any Governmental Authority, to the Seller as an owner or a lessor materially affecting any of the Leased Real Property.

(d)	Since the JV Formation Date, and excluding the operations by the Company and any Subsidiary, there has been no action taken by Seller to bring into or to cause Hazardous Materials to be present at, on, under or incorporated within the structure of any Leased Real Property. Since the JV Formation Date, the Seller has been in compliance with all applicable limitations, restrictions, conditions, prohibitions, requirements and obligations contained in applicable environmental laws and regulations, with respect to operations (excluding the operations by the Company and any Subsidiary) at properties and facilities currently or previously owned, operated and leased from the Seller to the Company or any Subsidiary, as the case may be, including, without limitation, the generation, use, manufacture, transportation, treatment, storage, handling, disposal, production and processing of Hazardous Materials at, on, under or from any of the properties or facilities or the land on which they are situated.
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

There is no civil, criminal or administrative action, suit, demand, claim, notice or demand letter, environmental lien, notice of violation, investigation or other Action or Claim pending or, to the Seller’s knowledge, threatened against the Company, any Subsidiary, the Seller relating to any Leased Real Property, whether in general or specifically relating to any environmental laws or Hazardous Materials.
6.4	Litigation

To the best of the Seller’s knowledge after reasonable investigation, there are no Actions by or against the Seller or any Seller-Related Company relating to the Business, the Company or any Subsidiary, or the consummation of the transactions contemplated hereby or by any Ancillary Agreement, pending before any Governmental Authority (or threatened to be brought by or before any Governmental Authority), except for any such Actions confirmed in writing between the Seller and the Purchaser before the Effective Date.

6.5	Exceptions

The representations and warranties in this Article 6 are subject to any exceptions specified in the Disclosure Schedule.

6.6	Repetition of Representations and Warranties

The representations and warranties in this Article 6 are taken to be repeated on the Closing Date.

7.	PURCHASER’S REPRESENTATIONS AND WARRANTIES

Each of AJI and ATI, as to itself, represents and warrants to the Seller that the following facts are true and correct as of the date hereof:

7.1	Organization, Authority and Qualification of the Purchaser
(a)	(i)	AJI is a corporation duly incorporated and validly existing under the Applicable Law of Japan.

	(ii)	ATI is a corporation duly incorporated, validly existing and in good standing under the laws of the state of California.
(b)	It has full legal capacity:
(i)	to own its property and assets and to carry on its business; and

(ii)	to enter into this Agreement and each Ancillary Agreement to be entered into by it and to carry out the transactions contemplated herein and therein.
(c)	All corporate action that is necessary for the Authorization of its entry into this Agreement and each Ancillary Agreement to be entered into by it and its carrying out the transactions contemplated hereby and thereby has been completed.
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(d)	It holds each Authorization that is necessary to:
(i)	execute this Agreement and each Ancillary Agreement to be entered into by it and to carry out the transactions contemplated herein and therein; and

(ii)	ensure that this Agreement and each Ancillary Agreement to be entered into by it are legal, valid and binding, and it is complying with any conditions to which any of these Authorizations is subject.
(e)	This Agreement and each Ancillary Agreement to be entered into by it constitutes legal, valid and binding obligations of each of AJI and ATI, and is enforceable against each of them in accordance with the terms hereof and thereof (except to the extent limited by the Applicable Law or provisions affecting creditors’ rights generally).

(f)	Neither its execution of this Agreement and each Ancillary Agreement to be entered into by it nor the carrying out by it of the transactions contemplated herein and therein, does or will:
(i)	contravene any Applicable Law which is applicable to it or any of its property;

(ii)	contravene any Authorization;

(iii)	contravene any undertaking or instrument binding on it or any of its property; or

(iv)	contravene its organizational documents.
(g)	Each of ATI and AJI is solvent and is not subject to any insolvency proceedings in relation to liquidation, the Bankruptcy Law of Japan, the Civil Rehabilitation Law of Japan or the Corporate Reorganization Law of Japan or other Applicable Laws, and to its knowledge, no such proceedings are threatened against it.

(h)	There are no orders relating to compulsory execution against ATI or AJI existing as of the date of this Agreement, and there is no threat that any order relating to compulsory execution, which do or may materially and adversely affect any of the transactions contemplated in this Agreement will be issued after the execution date hereof.
7.2	Exceptions

The representations and warranties in this Article 7 are subject to any exceptions specified in the Disclosure Schedule.
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

7.3	Repetition of Representations and Warranties

The representations and warranties in this Article 7 are taken to be repeated on the Closing Date.

8.	CONDITIONS PRECEDENT

8.1	Conditions Precedent to Obligations of Seller

All the obligations of the Seller to sell the Initial Shares and to do any other acts at the Closing shall, at or before the Closing, be subject to the following conditions:
(a)	No Action shall have been commenced or threatened by or before any Governmental Authority against either the Seller, the Purchaser or the Company or any Subsidiary, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which is reasonably likely to render it impossible or unlawful to consummate such transactions or which could have a Seller Material Adverse Effect;

(b)	The Purchaser shall have fully performed all its obligations which are required to be performed hereunder prior to the Closing except for those which do not materially and adversely affect this Agreement or the completion of the Transaction, and the Purchaser shall have provided payment of the Initial Purchase Price and shall have issued the documents required in Section 4.5;

(c)	Each of the representations and warranties made by the Purchaser in this Agreement shall be true and correct when made and true and correct in all material respects as of the Closing Date, respectively, as if made on each of these dates (except to the extent that any such representation and warranty is specifically provided only as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date);

(d)	The Purchaser and the Seller shall have received, each in form and substance reasonably satisfactory to the Seller, all Authorizations of all Governmental Authorities and officials necessary for the consummation of the Transaction and all transactions contemplated by the Ancillary Agreements; and

(e)	The Seller shall have received, in form and substance reasonably satisfactory to the Seller, the Remaining Shares Letter of Credit.
8.2	Conditions Precedent to Obligations of Purchaser

All the obligations of the Purchaser to pay the Initial Purchase Price and to do any other acts at the Closing shall, at or before the Closing, be subject to the following conditions:
(a)	No Action shall have been commenced or threatened by or before any Governmental Authority against either the Seller, the Purchaser or the Company or any Subsidiary seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which is reasonably
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

likely to render it impossible or unlawful to consummate such transactions or which could have a Purchaser Material Adverse Effect;

(b)	The Seller shall have executed and delivered each identified Ancillary Agreement;

(c)	The Seller shall have delivered a counterpart of the Brand Name Memorandum of Understanding executed by Kobe Steel;

(d)	The Seller shall have fully performed all its obligations which are required to be performed hereunder prior to the Closing except for those which do not materially and adversely affect this Agreement or the completion of the Transaction, and shall have issued the documents required in Section 4.2;

(e)	Each of the representations and warranties made by the Seller in this Agreement shall be true and correct when made and true and correct in all material respects as of the Closing Date, respectively, as if made on each of these dates (except to the extent that any such representation or warranty is specifically provided only as of an earlier date, in which case such representation or warranty shall have been true and correct as of such earlier date); and

(f)	The Purchaser and the Seller shall have received, each in form and substance reasonably satisfactory to the Purchaser, all Authorizations of all Governmental Authorities and officials necessary for the consummation of the Transaction and all transactions contemplated by the Ancillary Agreements.
8.3	Fulfillment by Waiver

A condition referred to in Sections 8.1 and 8.2 is only waived if the Purchaser or the Seller, respectively, gives a written notice of waiver of the condition to the Seller or the Purchaser, as the case may be.

9.	RESTRAINT

9.1	Employee Non-solicitation

Without the prior written consent of the Purchaser, the Seller, on behalf of itself and the Seller-Related Companies, agrees not to hire, recruit or solicit, directly or indirectly (i) any Key Employees or Key Directors during the [*] and (ii) any other employees of the Company or any Subsidiary for a period of [*] after the Closing Date.

9.2	Reasonableness of Restraint

The Seller and the Purchaser agree that all of the restraint obligations imposed by Section 9.1:
(a)	Are reasonable in their extent (as to duration, geographical area and conduct) having regard to the interests of each party to this Agreement;
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(b)	Extend no further (in any respect) than are reasonably necessary; and

(c)	Are solely to protect the Purchaser as the purchaser of the Shares in respect of the goodwill of the Company.
10.	CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

10.1	Information Falling under Confidential Information

“Confidential Information” in this Agreement means, whether it is conveyed in writing, orally or by electronic media, (1) any information (including but not limited to information, proprietary information, trade secrets, inventions, patents, designs, opinions, forecasts (financial or otherwise), project related information, drawings, financial statements, know-how and technology which require careful treatment for competitive reasons) provided or disclosed by the Seller to the Purchaser or vice versa (the party making the disclosure shall be referred to as the “Disclosing Party” and the party receiving the information shall be referred to as the “Receiving Party”) in relation to this Agreement and (2) tangible or intangible items containing such information; provided that Confidential Information shall not include that which falls under any of the following items (a) through (c):
(a)	Any information which was publicly known at the time of disclosure due to reasons other than the breach of this Agreement (or other confidentiality agreement between the parties), and any information which becomes publicly known after disclosure due to reasons other than the breach of this Agreement (or other confidentiality agreement between the parties);

(b)	Any information which was previously obtained legally from any source other than the Disclosing Party without breaching the confidentiality obligations of the Receiving Party owed to the Disclosing Party hereunder (or other confidentiality agreement between the parties), and any information which is hereafter obtained legally from any source other than the Disclosing Party without breaching the confidentiality obligations of the Receiving Party to the Disclosing Party hereunder (or other confidentiality agreement between the parties); or

(c)	Any information independently developed by the Receiving Party without reference to or use of Confidential Information disclosed by the Disclosing Party.
10.2	Treatment of Confidential Information

A Receiving Party agrees to comply with the following provisions in respect of Confidential Information unless otherwise consented in writing before or after the fact by the Disclosing Party:
(a)	The Receiving Party shall not use Confidential Information directly or indirectly, in any respect or for any reason, for itself or any third party except for the purpose of carrying out the transactions contemplated in this Agreement (the “Permitted Purpose”) and shall not allow any third party to use the same;
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(b)	In handling Confidential Information, the Receiving Party shall act as if protecting its own proprietary information, useful information for competitive purposes or information relating to trade secrets, and keep the same confidential (in any case, at least to the extent considered reasonable);

(c)	The Receiving Party shall not copy or reproduce Confidential Information except as required to carry out the Permitted Purpose unless it obtains the prior written approval of the Disclosing Party in respect of that specific Confidential Information which it is necessary to copy or reproduce. In such case, the Disclosing Party shall not unreasonably withhold such written approval. The Receiving Party shall, on any such copy or reproduction, indicate that such Confidential Information is proprietary and confidential; and

(d)	In respect of disclosure of Confidential Information, disclosure by the Receiving Party shall be limited to those employees of or advisors to the Receiving Party who have a “need to know” for the Permitted Purpose and who, by virtue of such employment or advisory relationship, have a binding obligation to keep the Confidential Information confidential.
10.3	Return of Confidential Information

If any transaction contemplated in this Agreement fails to be completed by Closing, the Receiving Party shall promptly:
(a)	Return to the Disclosing Party or destroy any and all Confidential Information disclosed to it;

(b)	Return to the Disclosing Party any and all Confidential Information distributed to any third parties by the Receiving Party or ensure that such third parties destroy any Confidential Information distributed to them, by taking all reasonable measures;

(c)	To the extent reasonably possible, delete any and all Confidential Information from the computers in which such Confidential Information is installed or programmed, and ensure that any third parties who received Confidential Information delete such Confidential Information from the computer in which the same is installed or programmed, to the extent reasonably possible by taking all reasonable measures; and

(d)	Destroy any and all reproductions, memos, reports, analysis results or memorandums prepared by or for the Receiving Party, which contains Confidential Information except for those required to be kept to comply with professional or legal obligations.
If Confidential Information is destroyed by the Receiving Party in accordance with the foregoing such destruction shall be confirmed in writing to the Disclosing Party.

10.4	Confidentiality of Agreement

Without limiting the foregoing, the parties agree that the contents of this Agreement shall be considered “Confidential Information” for purposes of this Article 10 and
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

neither the Seller nor the Purchaser shall disclose the terms, conditions and other provisions of this Agreement to any Person except as permitted by the terms of this Agreement; provided, however, that the parties may disclose such information to those of its directors, officers, employees, agents and representatives who reasonably require such information for purposes of this Transaction.

10.5	Exceptions

A party may make such disclosures of Confidential Information in relation to this Agreement as it may think necessary:
(a)	To its professional advisers, including legal, financial and other advisers, upon those persons undertaking to keep confidential any Confidential Information so disclosed; or

(b)	Notwithstanding anything in this Article 10, the Receiving Party may disclose Confidential Information if so required by an order of a competent court or by legal process or the Receiving Party deems such a disclosure is required under a reasonable construction of Applicable Law or by legal process; provided that the Receiving Party shall promptly notify in writing and in advance the Disclosing Party of such disclosure so that the Disclosing Party may file a protective order or take other appropriate relief prior to such disclosure. The Receiving Party shall take any reasonable measures requested by the Disclosing Party to support the filing of such protective order or other appropriate relief (which shall be at the Disclosing Party’s sole expense). In the event that the Receiving Party breaches its obligations to notify in advance the Disclosing Party under this Section 10.5(b), the Receiving Party shall pay to the Disclosing Party the amount of JPY 5 million as liquidated damages in full settlement and satisfaction of the breach of such advance notice obligation. Payment shall be made by wire transfer in immediately available funds, to the bank designated by the Disclosing Party.
11.	INDEMNITY

11.1	Survival of Representations and Warranties
(a)	The representations and warranties of the Seller contained in this Agreement and the Ancillary Agreements shall survive the Closing until eighteen (18) months after the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Sections 6.1 and 6.2 shall survive indefinitely, and (ii) insofar as any claim is made by the Purchaser for the breach of any representation or warranty of the Seller contained herein relating to environmental matters, such representations and warranties shall, for purposes of such claims by the Purchaser, survive until thirty (30) calendar days after the expiration of the applicable statute of limitations governing such claims. Neither the period of survival nor the liability of the Seller with respect to the Seller’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Seller, then the relevant
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(b)	The representations and warranties of the Purchaser contained in this Agreement and the Ancillary Agreements shall survive the Closing until eighteen (18) months after the Closing Date; provided, however, that the representations and warranties made pursuant to Section 7.1 shall survive indefinitely. Neither the period of survival nor the liability of the Purchaser with respect to the Purchaser’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Seller. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Seller to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.
11.2	100% Indemnities by the Seller

Subject to the terms and conditions of this Agreement, the Seller shall defend, indemnify and hold harmless the Purchaser, the Company and any Subsidiary and their respective stockholders, directors, officers, employees, agents and affiliates (collectively, the “Purchaser Indemnitees”) from and against all Claims, Losses, Liabilities, damages and expenses (including but not limited to reasonable fees and expenses of attorneys incurred in investigation or defense of any proceeding asserted by third parties) actually incurred by them (collectively, “Damages”) arising out of or resulting from:
(a)	The breach of any representation or warranty of the Seller contained in this Agreement (except for the breach of Section 6.3(d) (environment) which shall be subject to Section 11.2(b) below), any Ancillary Agreement or any assurance provided by the Seller in Section 11.10 below;

(b)	Any environmental condition or contamination with respect to any of the Seller’s facilities used or shared or to be used or shared by the Company or its employees in relation to its Business (but not to the extent attributable to the Company’s operations after the JV Formation Date or to a Force Majeure Event) and the breach of any representation or warranty of the Seller contained in Section 6.3(d) relating to environmental matters;

(c)	Any claim or loss asserted against the Purchaser, the Company, any Subsidiary or other affiliated entities of the Purchaser, based on (a) facilities of the Seller or any Seller Subsidiary used or shared or to be used or shared by the Company, any Subsidiary or its or their employees, (b) services provided by the Seller or any Seller Subsidiary to the Company, any Subsidiary or its or their employees, (c) operations of the Seller or any Seller Subsidiary to the specific extent the Seller or any Seller Subsidiary is responsible for such claims or losses in accordance with the terms of the relevant agreements between the Company and the Seller or Seller Subsidiary, or in accordance with Applicable Law; and

(d)	The breach of any covenant or agreement by the Seller, or non-performance of any duty or obligation of the Seller, contained in this Agreement.
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

To the extent that the Seller’s undertakings set forth in this Section 11.2 or in Section 11.3 below may be unenforceable, the Seller shall contribute the maximum amount that it is permitted to contribute under Applicable Law to the payment and satisfaction of all Damages (or in the case of Section 11.3, 49% of all Damages) incurred by the Purchaser Indemnitees.

11.3	49% Indemnities by the Seller

Subject to the terms and conditions of this Agreement, the Seller shall defend, indemnify and hold harmless the Purchaser Indemnitees from and against an amount equal to 49% of all Damages arising out of or resulting from:
(a)	Claims or losses asserted against the Company or any Subsidiary by any employee seconded, dispatched or under temporary contract with the Company from Seller or any Seller-Related Company during the period from the JV Formation Date prior to the Closing, and relating to any alleged violation of any Applicable Law pertaining to labor relations and employment matters; and

(b)	Any accounts receivable from [*], whether billed or unbilled, outstanding as of the Closing for products or services provided by the Company or any Subsidiary and delivered to [*] prior to the Closing and which relate to the contracts identified on Schedule 11.3(b) that has not been paid as of the date three (3) years from the Closing Date (the “[*]”).

Notwithstanding anything herein to the contrary, (i) the Seller’s indemnification obligations in respect of a claim arising under Section 11.3(b) (the “Seller’s [*] Indemnification”) will become effective only after the date three (3) years from the Closing Date; (ii) as a condition to the Seller’s [*] Indemnification obligation, the Purchaser and/or the Company must, prior to seeking any indemnification from the Seller, prosecute to completion a lawsuit for the collection of any overdue or unpaid [*]; (iii) the Seller shall have no indemnification obligations for claims arising under this Section 11.3(b) (1) for any uncollected [*] which the Purchaser, the Company or any Subsidiary has waived, compromised or reduced pursuant to an effort, or an agreement with [*], to obtain new business from [*] or to maintain or not damage its business relationship with [*], or (2) for any [*] to the extent [*] is ultimately determined to have reasonably withheld payment by reason of a technical flaw, defect or other failure in the product or service provided by the Company or any Subsidiary, which failure has not been corrected or otherwise resolved; and (iv) the Purchaser shall provide to the Seller periodic updates with respect to the collection of the [*], including all payments by [*] or any off-sets, discharge or deductions relating to the [*] by the Company, and the Seller shall be entitled to conduct audits on reasonable notice and request to determine the accuracy of such information provided by the Purchaser.

The Seller shall be obligated to reimburse the Purchaser and/or the Company for any Action brought pursuant to this Section 11.3(b)(ii) above as follows:
(1) The Seller shall pay 49% of the reasonable fees and expenses for prosecuting such lawsuit only up to an amount equal to 49% of the amount
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

actually paid to the Company as a result of the lawsuit or compromised settlement; and
(2) The Seller shall pay 49% of any difference between the amount actually paid as a result of action taken pursuant to Section 11.3(b)(ii)and the amount of the applicable [*], if the amount awarded or paid is lower than the [*] amount.
In conjunction with the purchase and sale of the Remaining Shares pursuant to Section 12.4 or 12.5 below, the Purchaser and/or the Company shall calculate and provide written notice to the Seller of the specific amount of uncollected and outstanding [*] at the time. If, at the time of such purchase and sale of the Remaining Shares, or at any time thereafter, all or any portion of the [*] remains outstanding, and an event or events shall occur which have a Seller Material Adverse Effect, upon thirty (30) days written notice from the Purchaser, the Seller shall deliver to the Purchaser a letter of credit to be issued by a bank reasonably acceptable to the Purchaser which unconditionally guarantees to the Purchaser the payment of 49% of the amount of any then outstanding [*], which letter of credit shall remain outstanding until the date Seller’s indemnity obligations under Section 11.3(b) are satisfied in full. However, the Purchaser agrees that the Seller shall have no obligations with respect to the [*], under this Section 11.3(b) or otherwise of the Agreement (and any obligation to provide or maintain a letter of credit, as provided in this section), in the event and as of the date that the [*] have been paid in full and are no longer outstanding.
11.4	Indemnity by the Purchaser

Subject to the terms and conditions of this Agreement, the Purchaser shall defend, indemnify and hold harmless the Seller, its stockholders, directors, officers, employees, agents and affiliates (collectively, the “Seller Indemnitees”) from and against all Damages arising out of or resulting from:
(a)	The breach of any representation or warranty of the Purchaser contained in this Agreement or any Ancillary Agreement; and

(b)	The breach of any covenant or agreement by the Purchaser or non-performance of any duty or obligation of the Purchaser contained in this Agreement.
11.5	Notice of Loss; Third Party Claims
(a)	A party indemnified under this Agreement or any Ancillary Agreement, or asserting a right to indemnification under Applicable Law in relation to this Agreement or any Ancillary Agreement (the “Indemnified Party”) shall give written notice to the party against which it is asserting such right to indemnification (the “Indemnifying Party”) of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification within 60 days of such determination, stating the Claim, Loss or Liability asserted or threatened against the Indemnified Party and, if known, amount or estimate and method of computation thereof, and containing a
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

reference to the provisions of this Agreement, the Ancillary Agreement or Applicable Law in respect of which such right of indemnification is claimed or arises.

(b)	If an Indemnified Party shall receive notice of any Action, Claim, Liability, audit, demand or assessment asserted, noticed or threatened against it by a third party (excluding any Indemnified Party), or which may give rise to a claim for Loss or indemnity under this Article 11 (each, a “Third Party Claim”), the Indemnified Party shall, within 30 days of the receipt of such notice, give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 11, except to the extent that the Indemnifying Party is materially prejudiced by such failure; however, in no event shall the failure to provide such notice relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article 11.

(c)	If the Indemnifying Party acknowledges in writing its unqualified and non-voidable obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its sole expense and assumption of full liability and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party.

(d)	In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided in Section 11.5(c), the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make reasonably available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(e)	Notwithstanding any provision of this Section 11.5 to the contrary, in the event of any Third Party Claim in respect of which 49% indemnity may be sought against the Seller under Section 11.3, the Purchaser shall be entitled to participate in the defense of any such Third Party Claim, and shall be entitled to jointly appoint counsel for such defense. If the Purchaser elects not to participate in the defense of such Third Party Claim, then the Seller shall be entitled to assume and control such defense through counsel of its choice, provided the Seller shall thereafter keep the Purchaser reasonably informed with respect thereto, and shall obtain the prior written consent of the Purchaser before entering into any settlement of such Third Party Claim. The fees and expenses incurred in conducting the defense of any Third Party Claim under this Section 11.5(e) shall be paid 49% by the Seller and 51% by the Purchaser.
11.6	Limitations on Indemnification
(a)	In no event shall (i) the Seller’s indemnification obligations arising under this Agreement exceed in the aggregate JPY 5 billion (the “Indemnity Cap”), and (ii) the Purchaser Indemnitees be entitled to assert any claims for indemnification under this Article 11 until the Purchaser Indemnitees’ aggregate Damages are in excess of JPY 50 million (the “Deductible Amount”), at which point the Seller will be liable only for amounts in excess of the Deductible Amount up to the amount of the Indemnity Cap; provided, however, that (x) the Indemnity Cap shall not apply to Damages arising from the matters described in Section 11.2(b) and (y) the Deductible Amount shall not apply to Damages arising from the matters described in Section 11.3(b) ([*]).

(b)	In no event shall the Purchaser Indemnitees be entitled to assert any claims for indemnification under this Article 11 after the date which is eighteen (18) months after the Closing Date (the “Initial Indemnity Period”); provided, however, that claims arising under Sections 11.2(b), 11.2(d) and 11.3(b) ([*]) may be asserted at any time until the applicable statute of limitations, if any, has expired; and provided, further, that claims arising under Section 11.3(b) for Damages arising during periods after the Closing Date may be asserted within 3 months from the later of (a) the date which is three years after the Closing Date or (b) the date on which the lawsuit set forth in Section 11.3(b)(ii) is completed.

(c)	In no event shall (i) the Purchaser’s indemnification obligations arising under this Agreement exceed in the aggregate the Indemnity Cap, (ii) the Seller Indemnitees be entitled to assert any claims for indemnification under this Article 11 until the Seller Indemnitees’ aggregate Damages are in excess of the Deductible Amount, at which point the Purchaser will be liable only for amounts in excess of the Deductible Amount up to the amount of the Indemnity Cap, or (iii) the Seller Indemnitees be entitled to assert any claims for indemnification under this Article 11 after the Initial Indemnity Period; provided, however, that claims arising under Section 11.4(b) may be asserted at any time until the applicable statute of limitations, if any, has expired.
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

11.7	Waiver of Seller-Related Liabilities

If at any time prior to the date that is eighteen (18) months after the delivery to the Purchaser of the Seller-Related Liabilities Schedule, the Purchaser, the Company or any Subsidiary, the Seller or Seller Subsidiary discovers any liability of the Company to the Seller or a Seller Subsidiary arising prior to the Closing Date, which liability (a) was known, or after reasonable investigation should have been known, to the Seller and (b) was not listed on the Seller-Related Liabilities Schedule, the Seller shall waive, or cause to be waived by the Seller Subsidiary, such liability in full; provided, however, that the Seller’s obligations to waive, or cause to be waived by the Seller Subsidiary the liability under this Section 11.7 shall arise only to the extent the aggregate amount of such liabilities exceeds JPY 10 million, in which case the Seller will be obliged to waive only amounts in excess of such JPY 10 million. Such waiver shall not affect in any manner or amount the Seller’s indemnification obligations under this Article 11, nor shall any amounts waived be subject to, or counted against, any of the limitations on the Seller’s indemnification obligations in Section 11.6(a).

11.8	Liquidated Damages

In the event that the Seller terminates this Agreement as a result of the Purchaser’s failure to pay the Initial Purchase Price on the Closing Date, the Purchaser shall pay to the Seller as liquidated damages a termination fee in the fixed amount of JPY 300 million, the right to which payment shall be the sole remedy of the Seller and any Seller-Related Company for such failure and the payment of which amount shall be the Purchaser’s sole obligation arising out of or in connection with such failure and shall satisfy in full any Loss or Liability claimed or asserted by the Seller or any Seller-Related Company under this Agreement or any Ancillary Agreement in connection with such failure.

11.9	Joint and Several Liability of Purchaser

ATI and AJI shall be jointly and severally responsible for any and all of their obligations hereunder.

11.10	Seller’s Assurance Regarding Intellectual Property
(a)	The Seller represents as of the date hereof that since the JV Formation Date and through the Closing Date, it has not received any warnings or claims to the effect that the Transferred/Licensed IP infringes any patent, etc. of any third party or is invalid, and that, to the best of the Seller’s knowledge, the Transferred/Licensed IP is not and has not been, since the JV Formation Date through the Closing Date, in infringement of any patent rights of any third party, invalid, or subject to dispute or challenge of validity, except for any such warnings or claims confirmed in writing between the Seller and the Purchaser before the Effective Date.

Notwithstanding anything to the contrary elsewhere in this Agreement, the term “Transferred/Licensed IP” in this Section 11.10(a) means the intellectual property and technical information related to or otherwise utilized in connection with the semiconductor wafer and flat panel display conveyance system business that (a) the Seller transferred to the Company in conjunction
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

with the Original Acquisition Transaction and that the Company is licensing to the Seller in conjunction with the IPLA, or (b) the Seller licensed to the Company in conjunction with the Original Acquisition Transaction.

Notwithstanding anything to the contrary elsewhere in this Agreement, the term “to the best of the Seller’s knowledge” in this Section 11.10(a) means the actual knowledge of any members of the Seller’s board of directors, the General Manager of the Seller’s Intellectual Property Section, Mr. Mitsutaka Goto and Mr. Yoshiaki Takahashi.

(b)	The representations in this Section 11.10 are subject to any exceptions specified in Section 11.10 of the Disclosure Schedule.

(c)	The representations in this Section 11.10 are taken to be repeated on the Closing Date.
12.	SELLER’S RIGHTS REGARDING REMAINING SHARES; SUBSEQUENT SALE OF SHARES

12.1	Information Rights

During the period following the Closing Date in which the Seller continues to own the Remaining Shares, the Seller shall be entitled to receive the following information about the Company:
(a)	Quarterly unaudited financial statements, including balance sheet and profit and loss statement, to be delivered to the Seller within 45 days following the end of each calendar quarter;

(b)	Annual financial statements (including statutory audit reports), including balance sheet and profit and lost statement, to be delivered to the Seller within 90 days following the end of the calendar year;

(c)	Annual business plan (including amendments thereto), to be delivered to the Seller within 30 days following the adoption thereof by the Company’s board of directors; and

(d)	Minutes of meetings of the Company’s board of directors, to be delivered to the Seller within 30 days following such meeting.
12.2	Statutory Rights

During the period following the Closing Date in which the Seller continues to own the Remaining Shares, the Seller shall have all the rights as a shareholder of the Company to the extent provided in the Japanese Commercial Code and/or the new Corporations Law, as applicable (including without limitation the following rights):
(a)	Right to be present at meetings of the shareholders of the Company and to exercise its voting rights;

(b)	Right of access to review accounting books and records of the Company;
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(c)	Right to file shareholders representative actions;

(d)	Right to assert claims to prohibit unlawful acts by a director or directors; and

(e)	Right to assert claims to appoint an inspector or inspectors to investigate the status of the corporate affairs and assets of the Company.
The Seller acknowledges and agrees that during the period following the Closing Date in which the Seller continues to own the Remaining Shares, except for the rights expressly set forth in this Article 12, the Seller shall have no rights to information concerning the Company or any Subsidiary and no involvement in or authority over the governance of the Company or any Subsidiary, and the Purchaser, through the directors appointed to the board of directors of the Company and the Subsidiaries, shall have full and complete operating authority and control of the Company and the Subsidiaries and the right and authority to make and execute all governance and operating decisions with respect to the Company and the Subsidiaries.

12.3	Dividends
(a)	Commencing with the Company’s Fiscal Year 2007 (from April 1, 2006 to March 31, 2007) and continuing for so long as the Seller shall be a holder of any of the Shares (including any of the Remaining Shares), the Seller shall be entitled to receive the following dividends:
(i)	An interim dividend in the amount of [*] of the Initial Purchase Price, in accordance with the Seller’s ownership interest in the Shares (other than the Remaining Shares), which shall be pro-rated and adjusted based upon the period of time from April 1, 2006 through the Closing Date, and

(ii)	A fixed annual dividend in the amount of JPY [*], in accordance with the Seller’s ownership interest in the Remaining Shares, which shall be payable in semi-annual installments of JPY [*] within 60 days of September 30 and within 10 days of the ordinary shareholders’ meeting of the Company; provided that such amounts shall be pro-rated and adjusted based upon the period of time from April 1, 2006 through the date of the closing of the purchase and sale of (and based upon any adjustment during that period in the Seller’s ownership interest in the Remaining Shares) the Remaining Shares.
(b)	Any such dividend payments by the Company shall be subject to withholdings and deductions of any amounts required to be withheld and deducted under the Code or other applicable tax law. Any amounts so deducted shall be remitted by the Purchaser to the appropriate Governmental Authority on a timely basis and written notice thereof shall be given to the Seller. The payment and performance of the Company’s dividend obligations under this Section 12.3 is hereby guaranteed by ATI, and ATI agrees to reimburse the Seller to the extent of any incremental tax costs incurred by the Seller as a result of ATI making any dividend payment to the Seller in place of the Company. Except as expressly provided in this Section 12.3, the Seller shall be entitled to no
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

other dividends as a shareholder of the Company. The parties shall use best efforts to cause the Company to take all actions and to do all things necessary under the Japanese Corporations Law to effect the intent of the parties under this Section 12.3.

(c)	Upon the occurrence of any of the events provided in Section 12.5, all the obligations of the Company to pay the dividends to the Seller under Section 12.3(a) and (b) shall immediately become due and shall be fully performed before the closing of the relevant transaction.
12.4	Purchase and Sale of Remaining Shares

At any time after the first anniversary of the Closing Date, upon 90 days prior written notice to the other party (which notice may be given at any time after the date which is 90 days prior to the first anniversary of the Closing Date), (a) the Seller may elect to cause the Purchaser to purchase the Remaining Shares from the Seller, or (b) the Purchaser may elect to cause the Seller to sell the Remaining Shares to the Purchaser. In either event (or in connection with an accelerated purchase and sale pursuant to Section 12.5 below), subject to the satisfaction of the Remaining Shares Closing Conditions, the Purchaser shall pay to the Seller the Remaining Shares Purchase Price. The Purchaser’s obligations in respect of the purchase and sale of the Remaining Shares shall be subject to the following conditions (collectively, the “Purchaser’s Remaining Shares Closing Conditions”): (i) the delivery by the Seller to the Purchaser of the documents described in Sections 4.2(a), (b), (e), (f), (g) and (i) (only as it relates to the representations and warranties set forth in Sections 6.1 and 6.2 of this Agreement) of this Agreement, in each case, only as such documents relate to the purchase and sale of the Remaining Shares, and (ii) the satisfaction or waiver of the conditions set forth in Section 8.2 (only as it relates to the representations and warranties set forth in Sections 6.1 and 6.2 of this Agreement) of this Agreement, in each case, only as such conditions relate to the purchase and sale of the Remaining Shares.

The Seller’s obligations in respect of the purchase and sale of the Remaining Shares shall be subject to the following conditions (collectively, the “Seller’s Remaining Shares Closing Conditions”): (i) the delivery by the Purchaser to the Seller of the documents described in Sections 4.5(c), (d), (e), (f), (g) and (h) of this Agreement, in each case, only as such documents relate to the purchase and sale of the Remaining Shares, and (ii) the satisfaction or waiver of the conditions set forth in Section 8.1 (only as it relates to the representations and warranties set forth in Section 7.1 of this Agreement) of this Agreement, in each case, only as such conditions relate to the purchase and sale of the Remaining Shares.

The Purchaser’s Remaining Shares Closing Conditions and the Seller’s Remaining Shares Closing Conditions are collectively defined as the “Remaining Shares Closing Conditions”.

12.5	Acceleration of Purchase and Sale of the Remaining Shares

Either party may accelerate the purchase and sale of the Remaining Shares by giving 30 days’ written notice to the other party, upon the occurrence of any of the following events:
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(a)	When the total number of shares in the Company held by AJI after the Closing Date will become less than 50% of all outstanding shares of the Company (in one transaction or in a series of transactions);

(b)	When bankruptcy procedures, corporate reorganization proceedings, civil rehabilitation proceedings or any other bankruptcy proceedings are filed by or against ATI, AJI or the Company or any of them has passed a resolution to wind-up its business;

(c)	When the board of directors of the Company has approved the merger, corporate separation (kaisha-bunkatsu), share exchange (kabushiki-kokan), share transfer (kabushiki-iten), business transfer, business assignment or structure change of the Company;

(d)	When it is definitively determined that percentage equity ownership of the Seller in the Company will fall below 4.9%;

(e)	When the board of directors of ATI has approved the merger, corporate separation (kaisha-bunkatsu), share exchange (kabushiki-kokan), or share transfer (kabushiki-iten) under the Company Law of Japan or any other similar procedure under Applicable Law, or business transfer, business assignment or structure change of all or substantially all of the assets of the Company or ATI;

(f)	When the board of directors of the Purchaser, the Company or any Subsidiary has approved to assign this Agreement to a third party pursuant to Section 14.2(b) through (c); and

(g)	When AJI has failed to make any payment when due in respect of any loan secured by a pledge (shichiken) of AJI’s right, title and interest in and to the shares of the Company, and the holder of such security interest elects to exercise its rights against AJI in respect of such shares;
provided, however, that the right to accelerate the purchase and sale of the Remaining Shares shall not be available to any party whose intentional action or inaction shall have been the cause of, or shall have resulted in, the events set forth in Items (e), (f) and (g) (any action or inaction of the Company shall be deemed the action or inaction of the Purchaser hereunder).

13.	TERMINATION OF AGREEMENT

13.1	Termination Event

This Agreement may be terminated at any time before Closing:
(a)	By the Purchaser if, between the date hereof and the Closing Date: (i) any representations and warranties of the Seller contained in this Agreement (A) that are not qualified by “materiality” or “Purchaser Material Adverse Effect” shall not have been true and correct in all material respects when made or (B) that are qualified by “materiality” or “Purchaser Material Adverse Effect” shall not have been true and correct when made, (ii) the Seller shall not have
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it, or (iii) the Seller undertakes a voluntary liquidation (“shiteki-seiri”) or any proceeding shall be instituted by or against the Seller seeking to adjudicate the Seller as bankrupt or insolvent (“hasan”), or seeking corporate arrangement (“kaisha-seiri”), liquidation (“seisan”) or corporate reorganization (“kaisha-kousei”) of the Seller, or seeking any arrangement, adjustment, protection, relief or composition of the debts of the Seller under any law relating to bankruptcy, insolvency or reorganization;

(b)	By the Seller if, between the date hereof and the Closing Date: (i) any representations or warranties of the Purchaser contained in this Agreement (A) that are not qualified by “materiality” or “Seller Material Adverse Effect” shall not have been true and correct in all material respects when made or (B) that are qualified by “materiality” or “Seller Material Adverse Effect” shall not have been true and correct when made, (ii) the Purchaser shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it, or (iii) the Purchaser makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Purchaser seeking to adjudicate any of them as bankrupt or insolvent, or seeking any of their liquidation, winding up or the reorganization, or seeking any arrangement, adjustment, protection, relief or composition of any of their debts under any law relating to bankruptcy, insolvency or reorganization;

(c)	By either the Purchaser or the Seller if the Closing shall not have occurred by September 30, 2006; provided, however, that the right to terminate this Agreement under this Section 13.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d)	By either the Purchaser or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement (and such order, decree, ruling or other action shall have become final and nonappealable); or

(e)	By the mutual written consent of the Seller and the Purchaser.
13.2	Procedure and Effect of Termination

In the event of termination of this Agreement as provided in this Article 13, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Article 10 (Confidentiality and Public Announcements), Section 11.8 (Liquidated Damages), 11.9 (Joint and Several Liability of Purchaser), Section 14.6 (Liability for Expenses), Section 14.7 (Settlement of Disputes) and Section 14.8 (Dispute Resolution), and (b) for any breach of any obligation or liability either party has or owes to the other under this Agreement, any Ancillary Agreement or any JV Documents (which otherwise shall continue and remain in full effect under their terms).
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

14.	GENERAL PROVISIONS

14.1	Amendment

This Agreement and any Ancillary Agreement can only be amended, supplemented or novated by written agreement signed by the parties.

14.2	Assignment

A party shall not assign, create a security interest over or otherwise dispose of its rights and obligations or position under this Agreement without the written consent of the other party; provided, however, that after the Closing Date the Purchaser, the Company or any Subsidiary may assign this Agreement, or any of its rights and obligations hereunder, (a) to one or more Purchaser-Related Companies, (b) to a Person into which the transferring or assigning Party is merging or (c) to a Person that is otherwise acquiring all or substantially all of the assets and business of the assigning Party through a corporate separation (kaisha-bunkatsu), business transfer, or business assignment (jigyou-jouto) under the Company Law of Japan or any other similar procedure under Applicable Law. Any such transfer, assignment or disposition shall be subject to reasonable advance written notice to the Seller and to the transferee’s or assignee’s agreement in writing to abide by and be subject to the terms and conditions of this Agreement to the extent they pertain to the rights transferred, assigned or otherwise disposed of. Any purported assignment to any permitted transferee or assignee under Section14.2(a) through (c) hereof shall not be subject to the consent of the Seller; however, any purported assignment in violation of the foregoing shall be void.

14.3	Notices
(a)	A notice, consent or other communication (“notice” in this Section 14.3) under this Agreement or any Ancillary Agreement is only effective if it is in writing, signed by the notifying party and either given in person at the addressee’s address or sent to the addressee by mail, fax or e-mail. Any party who gives a notice pursuant to the provisions of this section shall, after such notice is sent, confirm in writing whether the other party has received the notice. If it is thereby (or otherwise) discovered that such notice has not reached the other party by the time on which it would normally do so, the party giving the notice shall promptly give another notice to the other party.

(b)	The addresses for notices under this Agreement shall be the following or as otherwise separately notified by a party to the other party in accordance with the method prescribed herein:

The Seller: Shinko Electric Co., Ltd.

Yoshiaki Takahashi Chief of Planning Section Management Planning Division Shiba NBF Tower 1-30 Shiba-Daimon 1-chome, Minato-ku
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Tokyo, 105-0012, Japan Fax: +81 (3)-5683-1161

The Purchaser:

Asyst Japan Inc.

Tetsuo Yamashita President Kaneko Dai-2 Building, 7th Floor 6-23 Shin-Yokohama 2-chome Kohoku-ku, Yokohama Kanagawa, 222-0033, Japan Fax: +81 (45) 474-0830

and

Asyst Technologies, Inc.

Steve Debenham General Counsel 46897 Bayside Parkway Fremont, CA 94538 U.S.A. Fax: +1 (510) 661-5151

(c)	If the address or other contact details of any party as set out in this section is changed, that party shall give a written notice to the other party of such change.
14.4	Governing Law

This Agreement and the rights and obligations hereunder are governed by and construed in accordance with the laws of Japan.

14.5	Language
(a)	This Agreement and the IPLA shall be executed in the English language, which shall be the official text hereof and thereof (and the sole basis for the construction and enforcement of all rights, obligations and liabilities hereunder and thereunder). The parties agree that a precise translation of this Agreement into Japanese will be prepared and signed by the parties (with each party satisfying itself of the precision and accuracy of such translation).

(b)	Notwithstanding the foregoing, the parties agree that the Parts Supply Agreement, Lease Agreements for Facilities, Lease Agreements for Employee Housing, and Utilities Agreement shall be executed in the Japanese language, which shall be the official text thereof (and the sole basis for the construction and enforcement of all rights, obligations and liabilities thereunder). The parties agree that a precise translation of those Agreements into English will be prepared and signed by the parties (with each party satisfying itself of the precision and accuracy of such translation).
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

14.6	Liability for Expenses

Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial, legal or other advisors, and accountants, incurred by a party in connection with this Agreement and the Ancillary Agreements (and the transactions contemplated by this Agreement and the Ancillary Agreements, including the negotiation hereof and thereof) shall be paid by the party incurring such costs and expenses, and such party shall be solely liable for such costs and expenses whether the Closing shall have occurred.

14.7	Settlement of Disputes
(a)	If there occurs any dispute, conflict or claim in respect of the following matters between the Seller and the Purchaser, they shall use their respective reasonable endeavors to settle such dispute pursuant to this Section 14.7:
(i)	interpretation of this Agreement;

(ii)	rights or obligations of the parties under this Agreement; or

(iii)	any other matters which arise in relation to this Agreement.
(b)	The respective chief executive officer (or equivalent senior representative) of the Seller and the Purchaser shall discuss to settle such dispute within 30 Business Days after the occurrence or notice thereof. If such dispute is settled thereby, the resolution shall be described in a statement signed by each party or representative thereof.

(c)	The Seller and the Purchaser shall each not commence proceedings in respect of any dispute arising herefrom unless they have first complied with the provisions of this Section 14.7 and except for requesting a provisional remedy; provided that if either the Seller or the Purchaser fails to comply with the provisions of this section, the other party may immediately commence proceedings in accordance with Section 14.8 in respect of such dispute.

(d)	Notwithstanding the provisions of this section, until a dispute is settled, the parties shall perform their obligations under this Agreement without delay except to the extent that the subject matter of the dispute and matters inevitably dependent on the dispute may not be performed until such dispute is settled, further subject to both parties acting reasonably and faithfully in respect of such dispute (including but not limited to the subject matter of the dispute and the conditions which caused the dispute).
14.8	Dispute Resolution

Any dispute arising from or relating to this Agreement which is not settled pursuant to Section 14.7 shall be submitted to the Tokyo District Court in Tokyo, Japan, which court shall have exclusive jurisdiction to adjudicate any disputes arising out of or in connection with this Agreement. The parties specifically consent to the exercise of personal jurisdiction by such court.
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

14.9	Waiver of Rights

A right hereunder may only be waived by a party in writing, expressly stating that the party who has such right thereby waives it, and shall be signed by such party, and:
(a)	No other conduct of a party (including but not limited to any examination undertaken by the Purchaser or the obtaining of any information by the Purchaser) operates or may be relied upon as a waiver of the right or otherwise prevents the exercise of the right;

(b)	A waiver of a certain right on one or more occasions does not operate as a waiver of that right if it arises again; and

(c)	The exercise of a certain right does not prevent any further exercise of such right or of any other right.
14.10	No Third Party Beneficiaries

Except for the provisions of Article 11, relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

14.11	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of so being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect as closely as possible the original intent of the parties in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

14.12	Entire Agreement

This Agreement and the Ancillary Agreements supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof. The JV Documents are superseded by this Agreement and the Ancillary Agreements and shall be of no further force or effect.

14.13	Matters Not Contemplated in This Agreement

If there occurs any doubt in relation to any matters not stipulated in this Agreement or in the interpretation hereof, the parties hereto shall settle the same upon consultation in good faith.
Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

14.14	Counterparts

This Agreement may be executed in counterparts, each of which shall be considered as an original.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate and affixed their names and seals, each retaining one copy.
June 22, 2006

Shinko Electric Co., Ltd.
/s/ Hirobumi Saeki
Hirobumi Saeki
President and Director (Seal)

Asyst Technologies, Inc.
/s/ Stephen S. Schwartz
Stephen S. Schwartz
President & Chief Executive Officer

Asyst Japan Inc.
/s/ Tetsuo Yamashita
Tetsuo Yamashita
President and Director

Note: [*] indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.